Exhibit 10.10

MAXLINEAR, INC.

2011 Palomar Airport Road, Suite 305

Carlsbad, CA 92011

October 17, 2008

John M. Graham

[Address]

Dear John:

I would like to offer you our heartfelt congratulations on your selection as a final candidate for a position at MaxLinear, Inc. (the “Company”). You have met the exacting meritocracy standards of personal and professional achievement to which we hold all our employees. We are truly excited to extend you an offer of employment at the Company as specified below. Your acceptance of our offer will represent an important milestone in our rapid growth as a fabless, communications IC company.

First and foremost, we immensely value your superior qualities of proven technical competence, and passion for excellence. Your personal attributes are congruent with our cherished EPIC values – “Excellence, People, Integrity, and Compassion”. Together, with your able partnership, we aim to build a world class IC Company.

Most importantly, we believe that the Company represents what is best about Engineering. In our workplace, we foster an environment of risk-taking & reward, along with a relentless focus on customer-driven products. By being true to this principle, we are determined to create a company with a business model and an organization that will set altogether new and lofty standards in work culture. In addition, the Company will constantly endeavor to uphold its commitment to making “Every working day a lot of fun for all of its employees.” We thank you for your interest in the Company and look forward to unparalleled success together as partners in the same adventure.

Employment Offer

I am very pleased to offer you a position with the Company, as Vice President of Marketing, reporting to the CEO. We are offering you an annual base salary of $185,000, a signing bonus of $20,000 and an option to purchase 262,550 shares of the Company’s common stock subject to the approval of the Company’s board of directors, as further set forth below.

In addition, you will be eligible to earn an annual target performance bonus beginning in calendar year 2009. The criteria for the performance bonus will be determined by the Company’s board of directors in its sole and absolute discretion at the beginning of each year and communicated to you. The target performance bonus will be 20% of your base salary. You must be employed on the date the bonus is awarded to be eligible for the bonus. The bonus will not be pro-rated in the event you resign or your employment is terminated prior to the date on which the bonus is awarded. There will be no bonus paid for calendar year 2008.

If you decide to join us, you will receive semi-monthly payments of salary, in accordance with the Company’s normal payroll procedures and you will also be eligible to receive certain employee benefits generally offered to the Company’s employees, which include 15 days of paid time off per year, pro rated for the remainder of this calendar year, participation in our 401K plan and employer contribution towards health insurance premiums. The details of these employee benefits will be explained in greater detail in subsequent correspondence. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary. You will be obligated to reimburse the Company, and by countersigning below, agree to reimburse the Company for the aggregate signing bonus if you voluntarily terminate your employment within one (1) year of joining the Company.

Performance Evaluation Period

After the initial three (3) months of employment at MaxLinear, your performance against your job responsibilities will be evaluated. After your job performance has been deemed to be satisfactory, there will be regular follow-up performance evaluations semi-annually or as in accordance with the MaxLinear Employee Handbook.

Equity Incentive

The Company will recommend that its board of directors approve a grant to you of an option to acquire 262,550 shares of the Company’s common stock. This option will be subject to the terms and conditions of the Company’s 2004 Stock Plan and the form of option agreement approved by the board. To the extent possible, this option will be an “incentive stock option” (ISO) under federal tax law. The exercise price for this option will equal the fair market value of the common stock as determined by the board of directors on the date of grant. This option will vest and become exercisable over four years based on your continued employment with the Company. One-quarter of the shares subject to this option will vest on the first anniversary of the effective date of your employment with the Company, and the remaining shares will vest ratably in equal monthly installments over the 36 months after such first anniversary. No right to any shares subject to this option will be earned or accrued until such time as they have become fully vested. In addition, the issuance of shares to you will not confer any right to continued vesting or employment.

Other Employment Terms

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the effective date of your employment, or our employment relationship with you may be terminated. If you anticipate you may have immigration issues, please advise us now so that we may start to investigate those issues prior to your effective date.

We also ask that, if you have not already done so, you disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, non-disclosure of the Company’s proprietary information, and arbitration of disputes between you and the Company. Please note that we must receive this signed agreement on or before your effective date.

To accept the Company’s employment proposal, please sign and date the Acceptance Form attached to this letter; and, to maintain the confidentiality of compensation information, return a copy of ONLY the Acceptance Form page to me by fax at 760-444-8598. A duplicate original of this letter is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the President of the Company and you.

This offer of employment will terminate if it is not accepted, signed and returned by October 24, 2008. We look forward to your favorable reply and to working with you at the Company.

Sincerely,
MAXLINEAR, INC.

/s/ Kishore Seendripu
Kishore Seendripu
CEO and President

OFFER ACCEPTANCE FORM

The terms of the letter dated October 17, 2008 are agreed to and accepted:

Proposal:	VP Marketing

Printed Name:	John M. Graham

Signature:	/s/ John M. Graham
Date:	10/20/08

Anticipated Start Date:	On or before 11/10/08

Enclosures:

1.	Duplicate Original Letter

2.	Employment, Confidential Information, Invention Assignment and Arbitration Agreement